Exhibit 99.1

Hyperdynamics Names William O. Strange to its Board of Directors

HOUSTON, Nov. 11, 2010 /PRNewswire-FirstCall/ -- Hyperdynamics Corporation (NYSE Amex: HDY) announced today the appointment of William O. "Bill" Strange to the Company's Board of Directors.

Bill Strange is a retired audit partner with Deloitte & Touche LLP.  He joined the international accounting firm in 1964 and became a partner in 1976, specializing in audits of SEC registrants for a variety of publicly traded energy clients in exploration and production, petrochemicals, pipelines and oil services.  "Bill Strange is an excellent addition to Hyperdynamics' Board of Directors, bringing the benefit of his 41 years of public accounting experience in the areas of SEC audits and mergers and acquisitions for the energy industry," said Robert A. Solberg, Hyperdynamics' Chairman of the Board. "We expect Bill to make a strong contribution to our Audit Committee."  Mr. Strange is a graduate of the University of Oklahoma and lives in Houston.  He has served as the President of the Petroleum Club of Houston and is a member of the Major Cases Committee of the Texas State Board of Public Accountancy.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa.  To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may result", "will result", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.

HDY-IR

Contacts:	Dennard Rupp Gray & Lascar, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

SOURCE Hyperdynamics Corporation

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